EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED
CERTIFIED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this registration statement on Form S-3 of our report dated March 16, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the adoption of EITF Issue No. 05-8, “Income Tax Effects of Issuing Convertible Debt with a Beneficial Conversion Feature,” as discussed in Note 1(u), as to which the date is June 27, 2006, relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Vector Group Ltd.’s Current Report on Form 8-K dated June 27, 2006. We also consent to the reference to us under the heading “Experts” in such registration statement.
/s/ PricewaterhouseCoopers LLP
Miami, Florida
July 12, 2006